Exhibit 10.i.a.

GLOBAL RESOLUTION AGREEMENT

This GLOBAL RESOLUTION AGREEMENT (this “Agreement”) is made as of October 13, 2005, by and among THE MOSAIC COMPANY, a Delaware corporation (“Mosaic”), U.S. AGRI-CHEMICALS CORPORATION, a Florida corporation (“USAC”), and SINOCHEM CORPORATION, a corporation organized under the laws of the People’s Republic of China and the ultimate parent entity of USAC (“Sinochem”).

RECITALS

WHEREAS, the parties, by entering into this Agreement and the ancillary agreements contemplated herein, desire to resolve and settle various outstanding commercial relationships existing between the parties in a manner that is mutually acceptable and to provide a framework for future commercial relationships among the parties;

WHEREAS, among other things, USAC is currently engaged in the business of processing and/or distribution of phosphate fertilizer products at or from facilities located in or near Bartow and Ft. Meade, Florida (the “Florida Phosphate Operations”);

WHEREAS, Mosaic Phosphates Company (“MPC”) (formerly known as “IMC Phosphates Company”), a subsidiary of Mosaic, entered into a Rock Sales Agreement with USAC effective November 30, 1999 (the “Rock Agreement”), pursuant to which MPC agreed to supply USAC with certain quantities of mined phosphate rock for use at the Florida Phosphate Operations;

WHEREAS, USAC had previously filed suit on November 13, 2003 against MPC in State Circuit Court for Polk County, Florida alleging breach of contract relating to MPC’s performance under certain terms of the Rock Agreement (the “Rock Agreement Litigation”);

WHEREAS, in September 2004, MPC provided a written notice of termination pursuant to the terms and conditions of the Rock Agreement and exercised its option to terminate the Rock Agreement effective October 1, 2007 (the “Noticed Termination Date”);

WHEREAS, Mosaic, USAC and Sinochem subsequently have engaged in discussions concerning the Rock Agreement, and USAC has informed Mosaic that it desires to be repaid for the outstanding balance owed under the Rock Agreement and, in turn, would release Mosaic from its obligation to supply mined phosphate rock under the Rock Agreement through the Noticed Termination Date;

WHEREAS, in contemplation of this Agreement the parties desire to settle all disputes involved in the Rock Agreement Litigation;

WHEREAS, the parties mutually agreed to suspend shipments of phosphate rock from Mosaic to USAC under the Rock Agreement beginning on August 15, 2005 in contemplation of this Agreement;

WHEREAS, USAC has informed Mosaic that it intends to close its Florida Phosphate Operations; and

WHEREAS, Mosaic desires to cause its wholly owned subsidiary, Mosaic Fertilizer, LLC, a Delaware limited liability company (“Mosaic Fertilizer”), to purchase, and USAC desires to sell to Mosaic Fertilizer, certain assets of USAC used in the Florida Phosphate Operations.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I . Resolution of Existing Commercial Relationships

1.1 Termination of Rock Agreement.

(a) Termination. At the Closing described in Section 1.5 of this Agreement and on the terms and on the conditions set forth in this Agreement, USAC and Mosaic hereby agree to accelerate the effective date of the termination of the Rock Agreement to be coincident with the Closing Date (as defined in Section 1.5 of this Agreement). The parties further agree that effective as of the Closing Date, neither MPC nor Mosaic will have any further obligations to deliver mined phosphate rock to USAC or Sinochem.

(b) Early Termination Payment. In consideration for the early termination of the Rock Agreement and to fully resolve all outstanding issues under the Rock Agreement, at the Closing Mosaic will pay USAC a cash payment equal to Eighty-Four Million Dollars ($84,000,000) (the “Early Termination Payment”). Pending the Closing, the parties agree that the Early Termination Payment shall be deposited into an escrow account in accordance with Section 1.3 of this Agreement.

(c) Suspension of Shipments. The parties acknowledge that Mosaic Fertilizer (as successor to MPC) has suspended shipments of phosphate rock to USAC and Sinochem under the Rock Agreement for the period beginning on August 15, 2005 through the Closing Date (the “Suspension Period”), and agree that neither USAC nor Sinochem has any obligation to pay for any phosphate rock that otherwise would have been but is not shipped during such Suspension Period. The parties further agree that there shall be no obligation on either party to make up any volume of phosphate rock that is not shipped during the Suspension Period.

1.2 Settlement of Rock Agreement Litigation. Concurrently herewith, the parties hereby agree to enter into a Settlement Agreement and Release, in the form attached hereto as Exhibit A (the “Settlement Agreement”), pursuant to which USAC and Sinochem will agree to immediately to dismiss the Rock Agreement Litigation, with prejudice, against MPC and all related parties, in consideration for which Mosaic agrees to make a one-time payment equal to

Ten Million Dollars ($10,000,000) (the “Rock Litigation Payment”). Pending the Closing, the parties agree that the Rock Litigation Payment shall be deposited into an escrow account in accordance with Section 1.3 of this Agreement.

1.3 Escrow Agreement.

(a) The parties agree that, on October 13, 2005, Mosaic shall deposit the Early Termination Payment and the Rock Litigation Payment (together, the “Escrow Amount”) with U.S. Bank National Association (the “Escrow Agent”) to be held in escrow by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(b) Upon the Closing, the Escrow Amount will be released to USAC in accordance with the terms set forth in the Escrow Agreement, provided, however, that if the Closing does not occur on or before December 10, 2005, the Escrow Amount will be released to Mosaic and Mosaic shall have no obligation thereafter to pay or otherwise deliver to Sinochem or USAC, or any other party, the Early Termination Payment or the Rock Litigation Payment.

1.4 Acquisition of Certain Assets. Concurrently herewith, the parties hereby agree to enter into an Asset Purchase Agreement, in the form attached hereto as Exhibit C (the “Asset Purchase Agreement”), pursuant to which USAC and Sinochem will agree to sell to Mosaic Fertilizer, and Mosaic Fertilizer will agree to buy, certain assets of the Florida Phosphate Operations on the terms and conditions set forth therein.

1.5 Time and Place of Closing; Closing Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota, at 9:00 a.m., Minneapolis time, on and as of the Phosphate Closing Date as defined in the Asset Purchase Agreement (the “Closing Date”), or at such other place and on such other date as may be mutually agreed by Mosaic and USAC, in which case “Closing Date” means the date so agreed. The failure of the Closing will not by itself result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of the close of business on the Closing Date.

(b) Subject to the terms and conditions of this Agreement, on the Closing Date, Mosaic, USAC and Sinochem will each deliver, or cause to be delivered, to each other (i) a certificate of an appropriate officer dated the Closing Date stating that the conditions set forth in Sections 3.1 and 3.2, respectively, have been satisfied, and (ii) the text of the resolutions adopted by the Board of Directors or shareholders of such party authorizing the execution, delivery and performance of this Agreement, and the ancillary agreements contemplated herein, certified by an appropriate officer of the Company as being in full force and effect.

II . Additional Agreements

2.1 Conditions. Each of the parties agrees to use its best efforts to cause the conditions set forth in Article III to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

2.2 No Shop. Each of USAC and Sinochem acknowledges and agrees that, from the date hereof through the earlier of the Closing Date or the termination of this Agreement, neither USAC nor Sinochem nor any of their respective officers, directors, consultants, agents, advisors, representatives and affiliates shall, directly or indirectly, initiate or continue any discussions or engage in any negotiations with any person, corporation, partnership, or other entity (other than Mosaic and its subsidiaries) concerning any Competing Transaction, without the prior written consent of Mosaic. For purposes of this Agreement, a “Competing Transaction” shall mean any of the following: (a) any merger, consolidation, share exchange, business combination, recapitalization, or other similar transaction involving USAC; (b) any sale, lease, exchange, dividend, mortgage, pledge, license, transfer or other disposition of any shares, or all or a material portion of the Phosphate Assets (as defined in the Asset Purchase Agreement) of USAC; or (c) the issuance of any new shares of capital stock of USAC or any options, warrants or other rights to acquire shares of capital stock of USAC to any third party (other than Sinochem).

2.3 Closure of Florida Phosphate Operations. USAC and Sinochem agree to comply with all applicable laws, rules and regulations in a timely, efficient and effective manner regarding the closure of USAC’s Florida Phosphate Operations, including without limitation, appropriate closure of its existing and prior phosphogypsum stack systems. USAC and Sinochem further agree to fully and promptly comply with all applicable federal and state regulatory requirements relating to the closure of the Florida Phosphate Operations. USAC acknowledges that it has initiated discussions with the Florida Department of Environmental Protection (the “FDEP”) regarding USAC’s plan to fulfill its obligations with respect to the closure of the Florida Phosphate Operations and agrees to continuously and diligently work to complete its closure obligations in a prompt manner and in accordance with all applicable federal and state laws. From time to time upon Mosaic’s request, USAC and Sinochem will inform Mosaic of all material developments in connection with their closure obligations, including any material developments resulting from their discussions with the FDEP.

2.4 Use of Proceeds. USAC and Sinochem agree that the Early Termination Payment and the Rock Litigation Payment shall, to the extent necessary, be used first for purposes of closing USAC’s Florida Phosphate Operations in accordance with applicable laws, and shall not be used for purposes of paying dividends or paying off debt owed to Affiliates. For purposes of this Agreement, “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2.5 Indemnification. The parties agree that the covenants and agreements set forth in Sections 2.2, 2.3 and 2.4 of this Agreement shall be deemed covenants and agreements of the respective parties under the Asset Purchase Agreement for purposes of the provisions of Article IX of the Asset Purchase Agreement.

III . Conditions to Closing

3.1 Conditions to Mosaic’s Obligations. The obligation of Mosaic to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Mosaic’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to Mosaic), of each of the following conditions at or prior to the Closing:

(a) USAC and Sinochem will have performed and complied with each of its agreements contained in this Agreement in all material respects required to be performed by or prior to the Closing Date;

(b) The Asset Purchase Agreement shall be in full force and effect, and each of the conditions to the Phosphate Closing set forth in Section 7.1 of the Asset Purchase Agreement shall have been satisfied or waived;

(c) The Settlement Agreement shall be in full force and effect;

(d) The Escrow Agreement shall have been duly executed and be in full force and effect;

(e) No Law or Governmental Order (each as defined in the Asset Purchase Agreement) will have been enacted, entered, enforced, promulgated, issued or deemed (by a court or other Governmental Entity (as defined in the Asset Purchase Agreement) having proper jurisdiction) applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

(f) USAC and Sinochem will have delivered each of the certificates, instruments and other documents that they are obligated to deliver pursuant to Section 1.5(b).

3.2 Conditions to USAC and Sinochem’s Obligations. The obligation of USAC and Sinochem to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in their sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) Mosaic will have performed and complied with each of its agreements contained in this Agreement in all material respects that are required to be performed by or prior to the Closing Date;

(b) The Settlement Agreement shall be in full force and effect;

(c) The Escrow Agreement shall have been duly executed and be in full force and effect;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed (by a court or other Governmental Entity having proper jurisdiction) applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the applicable Closing; and

(e) Mosaic will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 1.5(b).

IV. Termination

4.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Mosaic, USAC and Sinochem; or

(b) by either of the parties, if

(i) the Closing has not been consummated on or before December 10, 2005; provided, that the terminating party will not be entitled to terminate this Agreement pursuant to this Section 4.1(b)(i) if the failure to consummate the transactions contemplated by this Agreement is the result of the terminating party’s breach of its representations or agreements under this Agreement or other failure to comply fully with its obligations under this Agreement; or

(ii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed (by a court or other Governmental Entity having proper jurisdiction) applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing.

4.2 Effect of Termination. The right of termination under Section 4.1 is in addition to any other rights Mosaic, USAC or Sinochem may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated prior to the Closing, all continuing obligations of the parties under this Agreement will terminate except that Article V will survive indefinitely unless sooner terminated or modified by the parties in writing.

V. General

5.1 Press Releases and Announcements. Upon execution of this Agreement, the parties will mutually agree on the content of an appropriate press release. Any other public announcement, including any announcement to employees, customers, suppliers or others having dealings with USAC, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Mosaic and USAC agree, except to the extent that Mosaic reasonably determines that any such disclosure by Mosaic is required by the U.S. federal securities laws or requirements of the New York Stock Exchange.

5.2 Expenses. Except as otherwise expressly provided for in this Agreement or in any of the ancillary agreements, USAC and Sinochem, on the one hand, and Mosaic, on the other hand, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement.

5.3 Amendment and Waiver. This Agreement may not be amended, no obligation or breach of this Agreement may be waived, and no consent may be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any person in exercising any right under this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

5.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Mosaic, USAC and Sinochem will, unless another address is specified in writing, be sent to the address indicated below:

If to Mosaic:

The Mosaic Company

Atria Corporate Center, B490

3033 Campus Drive

Plymouth, Minnesota 55441

Attn: Richard L. Mack

Facsimile No. (763) 577-2990

With a copy to (which shall not constitute notice to Mosaic):

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, Minnesota 55402

Attn: Robert A. Rosenbaum

Facsimile No. (612) 340-7800

If to USAC or Sinochem:

USAC Holdings, Inc.

2701 N. Rocky Pointe Drive

Suite 1030

Tampa, Florida 33607

Attn: Mr. Hongwei Yang, President

Facsimile No. (813) 289-2954

With a copy to:

Peterson & Myers, P.A.

141 5th Street N.W.,

Winter Haven, Florida 33881

Attn: David Alexander, III

Facsimile No. (863) 299-5498

5.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Mosaic may assign any of its rights under this Agreement to one or more subsidiaries of Mosaic, so long as Mosaic remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

5.6 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any person that is not a party or permitted assign of a party to this Agreement.

5.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.8 Complete Agreement. This Agreement and the ancillary agreements hereto contain the complete agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

5.9 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

5.10 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

5.11 Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Sinochem appoints The Corporation Trust Company (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding until December 31, 2010. Any party may make service on Sinochem by sending or delivering a copy of the process to Sinochem in care of the Process Agent at the following address: 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Nothing in this Section 5.11 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

5.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.13 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this

Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. All references to “dollars” herein are to U.S. dollars.

5.14 Additional Cooperation. To the extent permitted by applicable Law, Mosaic agrees to use commercially reasonable efforts to assist USAC and Sinochem with seeking alternatives in which the minimize costs or penalties under certain contracts or agreements relating to the Florida Phosphate Operations; provided, however, that Mosaic shall be under no obligation to assume any contract or agreement, or any obligations of USAC or Sinochem thereunder, and any cost or liability relating thereto shall remain the sole responsibility of USAC and Sinochem.

5.15 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

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IN WITNESS WHEREOF, the parties have executed this Global Resolution Agreement as of the date first above written.

THE MOSAIC COMPANY	U.S. AGRI-CHEMICALS CORPORATION

By: Name (Print) Title:	By: Name (Print): Title:
SINOCHEM CORPORATION

By: Name (Print) Title: